UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2022

HIREQUEST, INC.
(Exact name of registrant as specified in its Charter)

Delaware	000-53088	91-2079472
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Springhall Drive, Goose Creek, SC	29445
(Address of Principal Executive Offices)	(Zip Code)

(843) 723-7400
(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	HQI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2022, HireQuest, Inc. (the “Company”) entered into an Executive Employment Agreement by and among the Company, HQ LTS Corporation, a wholly-owned subsidiary of the Company (the “Subsidiary”), and Richard Hermanns, the Company’s President and Chief Executive Officer, with an effective date of September 1, 2019 (the “Hermanns Agreement”).

The Hermanns Agreement provides for Mr. Hermanns to continue serving as the Company’s President and Chief Executive Officer during an initial term through August 31, 2025 (the “Term”) and to receive an annual base salary of $400,000, payable at periodic intervals in accordance with the Subsidiary’s normal payroll practices. Mr. Hermanns will also be eligible for (i) a discretionary bonus with respect to each fiscal year beginning with the fiscal year ending December 31, 2022 in the Compensation Committee’s sole discretion; (ii) a pre-tax income bonus beginning with the fiscal year ending December 31, 2022 and for each fiscal year thereafter during the Term equal to annual pre-tax income of the Company and all of its subsidiaries on a combined system-wide basis during the fiscal year multiplied by one-half of one percent and adjusted by the Compensation Committee in good faith to account for extraordinary items; and (iii) a sales increase bonus beginning with the fiscal year ending December 31, 2022 and for each fiscal year thereafter during the Term equal to eight times the percentage year-over-year increase in System-Wide Sales multiplied by Mr. Hermanns’ then-existing annualized base salary. “System-Wide Sales” is defined as the sum of all sales generated by franchisees of any subsidiary of the Company and any owned stores on a combined basis.

On September 1, 2022 in connection with the Agreement, Mr. Hermanns was granted and issued 50,000 restricted shares of Company common stock pursuant to the Company’s 2019 Equity Incentive Plan, subject to the terms and conditions of the plan (the “Hermanns Restricted Shares”). The Hermanns Restricted Shares vest according to the following schedule: 50% on the second anniversary of the effective date of the Agreement, and 6.25% per fiscal quarter for each of the first eight fiscal quarters occurring thereafter subject to accelerated vesting upon termination of Mr. Hermanns’ employment under certain conditions. Mr Hermanns is also entitled to vacation and other employee benefits in accordance with the Subsidiary’s policies.

Mr. Hermanns’ employment can be terminated at any time for cause or without cause subject to 60 days’ notice. If the employment is terminated for cause or due to death or disability, Mr. Hermanns or his estate will receive any unpaid base salary plus accrued paid time off or vacation, accrued and unpaid bonuses, reimbursable expenses, and continued health care benefits at Mr. Hermanns’ expense. If Mr. Hermanns’ employment is terminated due to death or disability, Mr. Hermanns or his estate is also entitled to an amount equal to the base salary Mr. Hermanns would have earned in the sixty day period following his death or permanent disability, the limited death, disability, and income continuation benefits provided under any applicable plan, and pro-rata vesting of the Hermanns Restricted Shares calculated as if his restricted stock had vested monthly.

If the employment is terminated by the Company without “cause” or Mr. Hermanns resigns for “good reason” (as each of those terms is defined in the agreement), Mr. Hermanns is entitled to receive any unpaid base salary plus accrued paid time off or vacation, pro-rated payment of the pre-tax income bonus and sales increase bonus, an amount equal to Mr. Hermanns’ base salary for an eighteen month period, reimbursable expenses, and continued health care benefits at Mr. Hermanns’ expense. In addition, all restrictions on outstanding equity awards, including the Hermanns Restricted Shares, will lapse such that Mr. Hermanns will be fully vested in such awards. If the employment terminates due to non-renewal of the agreement, Mr. Hermanns is entitled to receive any unpaid base salary plus accrued paid time off or vacation, pro-rated payment of the Pre-Tax Income and Sales Increase bonuses, and all restrictions on outstanding equity awards, including the Hermanns Restricted Shares, will lapse such that Mr. Hermanns will be fully vested in such awards.

If a “change of control” (generally defined in the agreement at the 50% level) occurs prior to the end of the Term, the agreement is extended automatically for a one-year renewal period beginning on the date of the change of control (a “Post-Change of Control Renewal Period”). If Mr. Hermanns’ employment is terminated during the Post-Change of Control Renewal Period, he is entitled to a one time, lump-sum severance payment equal to 150% of his base salary then in effect, and all restrictions on outstanding equity awards, including the Hermanns Restricted Shares, will lapse such that Mr. Hermanns will be fully vested in such awards. The foregoing description of the Hermanns Agreement does not purport to be complete and is qualified in its entirety by reference to the Hermanns Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

(d)         Exhibits

10.1         Employment Agreement among the Subsidiary, the Company, and Richard Hermanns
104         Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

HIREQUEST, INC.
(Registrant)

Date: September 6, 2022	/s/ John McAnnar
John McAnnar
Chief Legal Officer, Vice President, and Corporate Secretary